Exhibit 99.2

FOR IMMEDIATE RELEASE

Inotiv, Inc. Completes Purchase of Envigo

Creates a Full-Spectrum Discovery-to-Approval Solution for Drug Developers

WEST LAFAYETTE, Ind. and INDIANAPOLIS, Ind., Nov. 5, 2021 – Inotiv, Inc. (NASDAQ:NOTV) (or “Inotiv”), a leading contract research organization (CRO) specializing in nonclinical and analytical drug discovery and development services and products, today announced it has completed the acquisition of Envigo RMS Holding Corp. (or “Envigo”), a leading global provider of research models and services. This agreement aligns with the strategic objectives of both companies and will further improve the ability to bring new drugs and medical devices through the discovery and preclinical phases of development. The aggregate consideration paid to the holders of outstanding capital stock in Envigo in the merger consisted of cash consideration of $271.0 million, including adjustments for net working capital and cash balances as provided in the merger agreement of approximately $13.0 million and $48.0 million, respectively, and 9,036,538 Inotiv common shares. The common shares included in the merger consideration include 790,620 shares issuable upon the exercise of certain Envigo stock options that were assumed by the Company in the transaction.

“The combination of Inotiv and Envigo allows drug developers to work with one organization for the entirety of discovery and nonclinical development, while getting the same highly personalized service that characterizes both companies. The combined company has excellent growth opportunities, and we plan to continue to make investments for organic growth while selectively pursuing strategic acquisitions,” said Inotiv President and CEO Robert Leasure, Jr. “Envigo has a long history and deep experience with supply of critical research models, which will be integrated with Inotiv’s range of nonclinical and analytical services. This provides clients with a unique, full-spectrum discovery-to-approval solution to meet the increasing growth and innovation in biopharma and demand for specialty and disease-specific models.”

With Inotiv and Envigo combined, drug developers and researchers will receive:

●	Deep expertise and expanded access to scientists across the discovery and preclinical continuum, reducing nonclinical lead times and providing enhanced project delivery
●	Access to a wide range of high-quality small and large research models for basic research and drug discovery and development, as well as models for specialized disease and therapeutic areas
●	The ability to run selected nonclinical studies directly on-site at closely located research model facilities and access to innovative genetically engineered models and services (GEMS) solutions

“The transaction establishes a discovery and preclinical leader with the unique ability to leverage an expansive research model portfolio,” said, Adrian Hardy, Ph.D. who served as Envigo’s CEO. “The combined companies will create value for both our client bases with a uniquely differentiated, scaled, and broad service offering. We’re thrilled to be able to continue to meet expanding client needs required to bring new molecules to market.”

Additional Transaction Details

●	Inotiv used the net proceeds of $134.5 million received on September 27, 2021 from a 3.25% convertible senior note offering and borrowings of $165 million under a new senior secured term loan facility to fund the cash portion of the acquisition. Interest on the term loan facility will accrue at the prevailing LIBOR rate, plus a margin of between 6.00% and 6.50%. The initial interest rate is LIBOR plus 6.25%. The term loan facility will mature on November 5, 2026.
●	The combined company will remain under the leadership of Robert Leasure, Jr. as President and CEO.

●	The Board of Directors of Inotiv has been expanded to seven members, which includes new directors, Nigel Brown, Ph.D. and Scott Cragg. Dr. Brown will serve on the Audit Committee and the Nominating/Corporate Governance Committee of the Board, and Mr. Cragg will serve on the Compensation Committee of the Board.

Transaction Advisors

Jefferies LLC served as exclusive financial advisor to Inotiv and Ice Miller LLP served as Inotiv’s legal advisor. Cahill Gordon and Reindel LLP served as Envigo’s legal advisor.

About Inotiv

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS CONTACTS:
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, chief financial officer	Kalle Ahl, CFA
765-497-8381	212-836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
212-836-9608
dsullivan@equityny.com